SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

          Commission File Number 000-29139
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                            Essential Solutions, Inc.
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 (Exact name of registrant as specified in its charter)

2920 N. Swan Rd., Suite 206, Tucson, Arizona 85712 (520) 360-5807
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

      Common Stock, $.001 par value per share
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(Title of each class of securities covered by this Form)

      none
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i) [X] Rule 12h-3(b)(1)(ii) [ ] Rule 12g-4(a)(1)(ii) [ ] Rule
  12h-3(b)(2)(i)  [ ]  Rule  12g-4(a)(2)(i)  [ ] Rule  12h-3(b)(2)(ii)  [ ] Rule
  12g-4(a)(2)(ii) [ ] Rule 15d-6 [ ] Rule 12h-3(b)(1)(i) [ ]

   Approximate  number of  holders of record as of the  certification  or notice date:
         26
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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Essential Solutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 7, 2004
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BY: /s/ Daniel L. Hodges
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        Daniel L. Hodges,
        President and
        Sole Director